For Immediate Release
Garet Hayes
Hope-Beckham, Inc. for Caribou Coffee
P: 404-636-8200 x 225
ghayes@hopebeckham.com
Caribou Coffee and Westward Dough Launching Test Store
MINNEAPOLIS (September 8, 200— Caribou Coffee Company, Inc. (NASDAQ: CBOU) announced today that it has entered into a license agreement with Westward Dough Operating Company, LLC to conduct a one-store test of a location that jointly offers both Krispy Kreme Doughnuts and Caribou Coffee. The test is scheduled to run for one year in Las Vegas, NV beginning later this year.
About Caribou Coffee Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. Caribou Coffee operates 416 coffeehouses, including eleven licensed locations. Caribou Coffee’s coffeehouses are located in 16 states and the District of Columbia. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and customer service. For more information, visit the Caribou Coffee Web site at www.cariboucoffee.com.
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